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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
ST Assembly Test Services Ltd:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of ST Assembly Test Services Ltd of our report dated March 16, 2001, relating to the consolidated balance sheets of ST Assembly Test Services Ltd and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 20-F of ST Assembly Test Services Ltd and subsidiary.




/s/ KMPG
-----------------
KPMG
Singapore

December 14, 2001